UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    June 25, 2008

Arrow Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

0-12507

22-2448962

(Commission File Number)

(IRS Employer Identification No.)

250 Glen Street, Glens Falls, NY

12801

(Address of Principal Executive Offices)

(Zip Code)

(518) 745-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 25, 2008, John C. Van Leeuwen, Senior Vice President and Chief Credit Officer, announced his retirement from Arrow Financial Corporation (the “Company”) effective June 30, 2008.  In connection with Mr. Van Leeuwen’s retirement, the Company has entered into a consulting agreement with Mr. Van Leeuwen dated June 25, 2008.  Under the agreement, Mr. Van Leeuwen will provide consulting services for a term of six (6) months, renewable thereafter upon mutual agreement of the parties.  Mr. Van Leeuwen will render advice and assistance to the Company with respect to credit, loan and other related matters as may be requested from time to time by the Chief Executive Officer, including reviewing credit and loan reports and advising on credit and loan projects.  Mr. Van Leeuwen is expected to provide not less than 360 hours on an annualized basis to the Company.  Mr. Van Leeuwen’s baseline compensation under the consulting agreement consists of a cash payment of $1,000 per month, reimbursement of certain related expenses, and contractual indemnification rights.  In addition, Mr. Van Leeuwen’s stock options to acquire the Company’s common stock will continue to be exercisable by him for the period during which he continues to serve as a consultant and for such post-service period as is provided in the option agreements.  To the extent the services rendered by Mr. Van Leeuwen under the consulting agreement exceeds the expected hours of service (i.e., 360 hours of service per year), his compensation will be adjusted proportionately upward.  This description is qualified in its entirety by reference to the copy of the consulting agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Consulting Agreement between Arrow Financial Corporation and John C. Van Leeuwen effective July 1, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARROW FINANCIAL CORPORATION

Date: June 30, 2008

By:

Terry R. Goodemote

Senior Vice President, Treasurer and
Chief Financial Officer